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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

                                              Jurisdiction of                 Direct or
                                              Incorporation or                Indirect Percentage
    Name of Subsidiary                        Organization                    Ownership
-------------------------------------------------------------------------------------------------
1.  Cott Holdings Inc.                        Delaware & Nova Scotia          100%

2.  Cott USA Corp.                            Georgia                         100%

3.  Cott Beverages Inc.*                      Georgia                         100%

4.  Northeast Retailer Brands LLC             Delaware                        51%

5.  Cott Vending Inc.                         Delaware                        100%

7.  Cott International Trading, Ltd.          Barbados                        100%

8.  BCB International Holdings                Cayman Islands                  100%

9.  BCB European Holdings                     Cayman Islands                  100%

10. Cott Retail Brands Limited                United Kingdom                  100%

11. Cott Europe Trading Limited               United Kingdom                  100%

12. Cott Beverages Limited                    United Kingdom                  100%

Certain subsidiaries are omitted; such subsidiaries, even if combined into one subsidiary, would not constitute a "significant subsidiary" within the meaning of Regulation S-X.

*This entity also does business as Cott Beverages USA, a division of Cott Beverages Inc., Cott International, Cott Concentrates and RC Cola International.